 EXHIBIT 5.1

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3 Canada
Tel: 604-631-3300 Fax: 604-631-3309

September 1, 2016

Reference: 99076/1

Pretium Resources Inc.
2300 - 1055 Dunsmuir Street
Four Bentall Centre, PO Box 49334
Vancouver, BC V7X 1L4
RE:             Pretium Resources Inc. — Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Pretium Resources Inc., a company formed under the laws of the Province of British Columbia (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the "Registration Statement") on Form S-8 under the United States Securities Act of 1933, as amended (the "Act").

The purpose of the Registration Statement is to register the offer and sale of up to 3,000,000 common shares of the Company (the "Shares") pursuant to the following:
(1)
the exercise of stock options (the "Options") granted under the Company's Incentive Stock Option Plan (the "Option Plan"); and
(2)
the redemption of restricted share units (the "RSUs") issued under the Company's 2015 Restricted Share Unit Plan (the "RSU Plan").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company and the shareholders of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Options and RSUs: (1) upon the due exercise of the Options granted pursuant to and in accordance with the Option Plan, including receipt of the exercise price; and (2) upon the redemption of RSUs in accordance with their terms and the RSU Plan, the Shares underlying the Options and RSUs will be validly issued as fully paid and non-assessable.

MONTREAL      OTTAWA      TORONTO      CALGARY      VANCOUVER      NEW YORK      LONDON      BAHRAIN      ALKHOBAR*      BEIJING      SHANGHAI*
*Associated Office                                                                                                                                              Blake, Cassels & Graydon LLP I blakes.tom

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

MONTREAL      OTTAWA      TORONTO      CALGARY      VANCOUVER      NEW YORK      LONDON      BAHRAIN      ALKHOBAR*      BEIJING      SHANGHAI*
*Associated Office                                                                                                                                              Blake, Cassels & Graydon LLP I blakes.tom